Exhibit 4.91

                          MORTGAGE NOTE



U.S. $340,000                                    Albany, New York
                                           As of October 06, 1995

          FOR VALUE RECEIVED, Mechanical Technology Incorporated, a New
York corporation having an address at 968 Albany-Shaker Road, Latham, New York 12210 (the "Borrower"), hereby unconditionally promises to pay to the order of The Chase Manhattan Bank, N.A., a national banking association (the "Bank"), the principal sum of Three Hundred Forty Thousand and 00/100 Dollars ($340,000) together with interest thereon from the date hereof at the rates hereinafter provided. This Note is a Note referred to in, and is entitled to the benefits of, the Amended and Restated Loan Agreement dated as of July 22, 1992, as the same may be amended from time to time (the "Loan Agreement") by and between the Borrower and the Bank. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events and all of the terms and conditions of the Loan Agreement are incorporated by reference herein and made a part hereof.
Capitalized terms used herein and not otherwise defined here are used herein with the same meaning as set forth in the Loan Agreement.

          1. All payments of principal and interest shall be payable in lawful money of the United States of America in immediately available funds by depositing the same in the Operating Account, or in such other manner or at such other place as the holder of this Note may direct the Borrower by written notice. The Borrower hereby irrevocably authorizes the Bank to charge the Operating Account for the amount then due and payable pursuant to this Note subject to the terms of any agreement which maybe entered into between the Bank and the Borrower pertaining to the administration of the Operating Account and in effect at the time of payment. All overdue payments of principal and, to the extent permitted by law, interest shall bear interest at the Default Interest Rate from the date such payment was due until the date of payment. All payments hereunder shall be applied first to the payment of accrued but unpaid interest, if any, and then in reduction of the principal balance hereof.

          2. This Note shall bear interest at the rates provided in the Loan Agreement.

          3. This Note is in addition to Notes issued by the Borrower to the Bank pursuant to and under the Loan Agreement dated as of July 22, 1992
(the "Other Notes").

          4. Principal payments on this Note and the Other Notes shall be due in the aggregate amounts and on the dates specified on the Amortization
Schedule set forth in Section 2.5 of the Loan Agreement. The Bank may apply any and all payments of the principal of the Loan evidenced by this Note and the Other Notes to this Note or to the Other Notes as the Bank may elect in its sole discretion. The outstanding principal balance of this Note, together with all interest accrued thereon, shall be due and payable in full on October 31, 1995, unless such Maturity Date is extended by the Bank pursuant to a written instrument as provided by Article IV of the Loan Agreement.

          5. This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay. If by the terms of this Note the Borrower is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied to and shall be deemed to have been payments in reduction of the principal balance hereof.

          6. This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

          7. This Note shall be construed in accordance with and governed by the laws of the State of New York.

          8. The Borrower hereby waives valuation and appraisement, demand, presentment for payment, notice of dishonor, protest and notice of protest of this Note.

          9. The Borrower represents that the Borrower has full power, authority and legal right to execute and deliver this Note and that the debt hereunder constitutes a valid and binding obligation of the Borrower.

          10. Without limitation of any other security securing the "Loan" under the Loan Agreement, and in addition thereto, that portion of such Loan evidenced by this Note is secured by the Mortgage dated October 06, 1995 granted by Borrower to Chase.

          IN WITNESS WHEREOF, Mechanical Technology Incorporated has caused this Note to be executed and delivered in its name by its duly authorized officer.


DATED:  as of October 06, 1995     MECHANICAL TECHNOLOGY
                                   INCORPORATED


                                   By: /s/ Stephen T. Wilson
                                       _________________________

                                   Its: Chief Financial Officer
                                        _________________________